EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 25, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Plantronics Inc., which appears in Plantronics, Inc.’s Annual Report on Form 10-K for the year ended April 2, 2005.
/s/ PricewaterhouseCoopers LLP
San Jose, CA
January 31, 2006